SGB INTERNATIONAL HOLDINGS INC.
Jinhuai Middle Street, Hong Hua Yuan Block 1 Unit 907
Fengze District, Quanzhou City, Fujian Province
PRC China 362300
+86-13959077111

NEWS RELEASE

May 16, 2011 – SGB International Holdings Inc. (the “Company” or “SGB”) announced effective May 11, 2011, SGB completed the share exchange transaction with shareholders of Dragon International Resources Group Co., Limited (“Dragon”), a Hong Kong corporation, to acquire 100% of the issued and outstanding share capital of Dragon. Dragon owns 100% of the equity of Yongding Shangzhai Coal Mine Ltd., a People’s Republic of China corporation that owns and operates a coal mine located in Yongding County, Fujian Province, the People’s Republic of China.

In exchange for all of the issued and outstanding shares in the capital of Dragon, the Company agreed to issue to the shareholders of Dragon 220,522,000 common shares of SGB.

On May 11, 2011, SGB appointed Longwen Lin and Peifeng Huang to the Company’s board of directors in connection with the reverse acquisition of Dragon. On May 11, 2011, Stuart Wooldridge, resigned as a director and officer of the Company and Xin Li resigned as the President and Chief Financial Officer of the Company.

Also on May 11, 2011, the board of directors appointed Mr. Longwen Lin to serve as Chairperson and President and Mr. Thomas Tze Khern Yeo to serve as our Chief Financial Officer and Secretary, effective at the closing of the reverse acquisition of Dragon. Xin Li will act continue to act as Chief Executive Officer and remain on the board of directors.

On behalf of the Board of Directors

SGB INTERNATIONAL HOLDINGS INC.

Xin Li
Chief Executive Officer and Director

Contact:
SGB International Holdings Inc.
Xin Li
Chief Executive Officer and Director
86-13959077111